Exhibit 10.2

FORM OF

ACUSHNET HOLDINGS CORP.

INDEPENDENT DIRECTORS DEFERRAL PLAN

ELECTION FORM

In connection with your service as a director of Acushnet Holdings Corp. (the “Company”), you will be eligible to receive restricted stock units (“Stock Units”) under the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan (the “Incentive Plan”).

Please complete this Election Form if you wish to defer receipt of all or any portion of the shares of Common Stock (as defined in the Incentive Plan) issuable with respect to such Stock Units (other than shares of Common Stock issuable in respect of Stock Units covering the period of service from October 27, 2016 through June 12, 2017, which may not be deferred).

Any deferrals you make regarding such Stock Units will be governed by the Company’s Independent Directors Deferral Plan (the “Deferral Plan”) and this Election Form.  If you do not complete this Election Form, all shares of Common Stock issuable with respect to such Stock Units will be distributed to you in accordance with the terms of the Incentive Plan and the award documents governing such Stock Units.  We advise you to consult with your tax advisor prior to making elections under the Deferral Plan.

You must execute and return this Election Form on [DATE] to the Company at 333 Bridge Street, Fairhaven, Massachusetts 02719, Attn: Chief Human Resources Officer.  This Election Form is irrevocable as of such date, except as otherwise provided in the Deferral Plan.

Election to Defer Restricted Stock Units

Shares of Common Stock issuable with respect to Stock Units will be distributed to you in accordance with the terms of the Incentive Plan and the award documents governing such Stock Units.  Complete this Election Form if you wish to defer receipt of all or any portion of such shares of Common Stock.  Indicate the percentage of such shares that you wish to defer and the time at which you wish to receive such shares of Common Stock.

I hereby elect to defer receipt of ___% of any shares of Common Stock distributable to me with respect to any Stock Units granted following this election (rounded down to the nearest whole share) in respect of my annual Stock Unit grant(s). Please distribute such shares to me at the time indicated below. This election shall not apply to any Stock Units granted in respect of the period of service from October 27, 2016 through June 12, 2017, which may not be deferred.

Check one box only and insert the year, if applicable.

□	June 1, 20___

□	The 60th day after I have a “separation from service” from the Company (within the meaning given of Treasury Regulation §1.409A-1(h) or successor guidance thereto)

□

The earlier of (i) June 1, 20___ and (ii) the 60th day after I have a “separation from service” from the Company (within the meaning given of Treasury Regulation §1.409A-1(h) or successor guidance thereto)

I understand that any shares of Common Stock that I have not elected to defer under this Election Form will be distributed to me in accordance with the terms of the Incentive Plan and the award documents governing such Stock Units.

I acknowledge that I have received copies of the Incentive Plan and the Deferral Plan.  I understand that this Election Form will remain in effect for any shares of Common Stock distributable to me with respect to any Stock Units granted following this election (rounded down to the nearest whole share) in respect of my annual Stock Unit grant(s) until I modify this Election Form by executing and returning to the Chief Human Resources Officer a new Election Form or I revoke this Election Form by providing written notice to the Chief Human Resources Officer, in each case in accordance with the terms of the Deferral Plan.

Signature: _______________________________	Date: _______________________

[Director’s Name]